UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Registration Statement
on Form S-8
Under the Securities Act of 1933

AMERICAN INTERNATIONAL INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	88-0326480
(State of Incorporation)	(IRS Employer Identification Number)

601 Cien Street, Suite 235, Kemah TX	77565
(Address of Principal Executive Offices)	(Zip Code)

2013 Employee Incentive Plan
(Full title of the plan)

Daniel Dror, 601 Cien Street, Suite 235, Kemah TX 77565 (281) 334-9479
(Name, address and telephone number of agent for service)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages:
Exhibit Index begins on sequentially numbered page: 3

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $0.001	100,000(1)	$1.80(2)	$180,000	$7.44
(1) Securities being registered consist of common stock issuable to employees under the 2013 Employee Incentive Plan. The plan qualifies as an employee benefit plan as defined under Rule 405 of Regulation C.
(2) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low price of the Registrant's common stock on the OTCQB on December 12, 2013.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1. PLAN INFORMATION
The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended (the "Act").

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
The employees participating in the 2013 Employee Incentive Plan shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the Registration Statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus directed in writing or orally to the Registrant's CEO or corporate secretary at 601 Cien Street, Suite 235, Kemah, TX 77565, telephone number (281) 334-9479.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
By this reference, the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated into and made a part of this Registration Statement:
- Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as filed with the Commission;
- Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Commission;
- Registrant's Definitive Information Statement on Schedule 14C dated August 31, 2012, as filed with the Commission; and
- The description of the Registrant's Common Stock is set forth in the Registrant's Form 8-A12b, as filed with the Commission on August 2, 2007.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES
The Registrant's Common Stock is registered under Section 12(g) of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
  None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 78.037 of the Nevada Revised Statutes, or NRS, allows a corporation, through its articles of incorporation, to limit or eliminate the personal liability of directors and officers to the corporation and its shareholders for damages for breach of fiduciary duty and the Registrant has adopted such a provision of its articles of incorporation. However, this provision excludes any limitation on liability for:
- acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or
- the payment of distributions in violation of Section 78.300 of the NRS.

Section 78.7502 of the NRS permits a corporation to indemnify any agent of the corporation who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation), against expenses, judgments, fines, settlements, and other amounts incurred in connection with the proceeding. Further, Section 78.7502 of the NRS provides that a corporation must indemnify directors, officers, employees and agents against expenses actually and reasonably incurred to the extent the person was successful on the merits in defending the proceeding. In addition, Section 78.7502 of the NRS permits indemnification against expenses actually and reasonably incurred in connection with the defense or settlement of the action by or in the right of the corporation to obtain a judgment in its favor. A corporation may not provide indemnification for any:
- claim, issue or matter for which the person has been found liable to the corporation; or
- amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for the expenses.

Section 78.751 of the NRS provides that indemnification, unless ordered by a court, may not be made to or on behalf of any director, officer, employee or agent if a court establishes that the person's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the proceeding. In the case of a criminal proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful. Section 78.752 of the NRS permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation for any liability and expenses whether or not the corporation has the authority to indemnify the person for the liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

            Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibits
5.1	Opinion of Thomas J. Craft, Jr., PL, regarding legality of the securities,, filed herewith.
23.1	Consent of Thomas J. Craft, Jr., PL, contained in Exhibit 5.1 filed herewith.
23.2	Consent of GBH CPAs, PC, Certified Public Accountants, filed herewith.
99.1	2013 Employee Incentive Plan

ITEM 9. UNDERTAKINGS

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering:
    (i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
    (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kemah, Texas on this December 13, 2013.

American International Industries, Inc.
/s/ Daniel Dror
CEO, President and Chairman (Principal Executive Officer)

/s/ Charles R. Zeller
Chares R. Zeller
CFO (Principal Financial Officer)